Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-188631, 333-50543, 333-94563, 333-142620, 333-142623, 333-144470, 333-166545, 333-168526, 333-168529, 333-211008, and 333-217541 on Form S-8 of our report dated February 22, 2019, relating to the financial statements and financial statement schedules of Kforce Inc. and subsidiaries, and the effectiveness of Kforce Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kforce Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Tampa, Florida
February 22, 2019